Exhibit 99.1
T-3 Energy Services, Inc. Announces Its Market Expansion Into Norway with Gefro Oilfield Services
HOUSTON, TEXAS, (PRIMEZONE WIRE) — February 9, 2007. T-3 Energy Services, Inc. (“T-3”) (NASDAQ:TTES — News) announced today that it has entered into an agreement with Gefro Oilfield Services ASA (“Gefro”) to market T-3 products and services and to also serve as an authorized repair center from its facility located in Stavanger, Norway. The agreement supports T-3’s continued international expansion plans by providing T-3 products and services in another strategically active international oilfield equipment and service market.
Gus D. Halas, T-3’s Chairman, President and Chief Executive Officer commented, “We are pleased to have entered into this agreement with Gefro as it is one of Norway’s leading oilfield services companies and has been for well over twenty-five years. This alliance will allow T-3 to better serve its existing customer base that operate in this region and leverage Gefro’s relationships with European based drilling contractors and service companies to further penetrate the international market with our products and services.”
Frode Thoresen, General Manager of Gefro stated, “As a total supplier of design, development, production, repair and maintenance services for mechanical equipment, Gefro is well suited to support T-3 in our region of the international oil & gas market. T-3 is a well respected pressure control equipment supplier with some of the industry’s top technical and manufacturing production resources. T-3 has experienced unprecedented growth over the last few years by providing excellent products and services to its customers. We are very pleased to align forces with T-3 to provide this same value package for customers operating in our region.”
T-3 Energy Services, Inc. provides a broad range of oilfield products and services primarily to customers in the drilling and completion of new oil and gas wells, the workover of existing wells and the production and transportation of oil and gas. Its customer base, which operates in active oil and gas basins throughout the world, consists of leading drilling contractors, exploration and production companies and pipeline companies. For further information, see http://www.t3energy.com
Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by T-3 Energy Services, Inc. with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward looking statements.

Contact:	T-3 Energy Services, Inc. Michael T. Mino, Vice President and Chief Financial Officer 713-996-4110 mmino@t3es.com